EXHIBIT 11.1
                               RIMAGE CORPORATION
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK



Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding, unless the result is anti-dilutive. Diluted net income per common share is determined by dividing net income by the weighted average number of shares of common stock and common share equivalents outstanding, unless the result is anti-dilutive. The following is a summary of the weighted average common shares outstanding and assumed conversion shares:


                                                                                       Three months ended
                                                                                            March 31,

                                                                                        2000              1999
                                                                               --------------------------------------
  Shares outstanding at beginning of period                                            7,962,358         7,899,338

  Common stock issued in stock option/warrant exercise                                   197,837           229,837
  Repurchases of common stock                                                                  -          (237,177)

  Shares outstanding at end of period                                                  8,259,113         7,891,998
                                                                               ======================================

    Weighted average shares of common stock outstanding                                8,158,228         7,816,746
                                                                               ======================================

  Common stock equivalents                                                             1,680,621         1,850,249

    Weighted average shares of assumed conversion shares                               1,455,929         1,466,554
                                                                               ======================================

    Weighted average shares of common stock and assumed
  conversion shares                                                                    9,614,157         9,283,299
                                                                               ======================================

  Net income                                                                          $2,154,107        $1,094,958
                                                                               ======================================

  Basic net income per common share                                                        $0.26             $0.14
                                                                               ======================================

  Diluted net income per common share and assumed
  conversion shares                                                                        $0.22             $0.12
                                                                               ======================================
